                                                                      Exhibit 12


                OLIN CORPORATION AND CONSOLIDATED SUBSIDIARIES

         Computation of Ratio of Earnings to Fixed Charges (Unaudited)
                                 (In millions)


                                                                          Three Months
                                                                         Ended March 31,
                                                                     ---------------------
                                                                      1999         1998(a)
                                                                     ------        -------

       Earnings:
       Income from continuing operations before taxes                $  3.5        $  34.9
       Add (deduct):
          Equity in (loss) income of non-consolidated affiliates       (2.5)           2.0

          Interest capitalized, net of amortization                    (0.1)          (0.1)

          Fixed charges as described below                              6.3            8.0
                                                                     ------         ------

                Total                                                $  7.2         $ 44.8
                                                                     ======         ======

       Fixed Charges:
          Interest expense                                           $  3.8         $  4.8

          Estimated interest factor in rent expense                     2.5            3.2
                                                                     ------         ------

                Total                                                $  6.3         $  8.0
                                                                     ======         ======


       Ratio of earnings to fixed charges                               1.1            5.5
                                                                        ===            ===


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(a) Computation of ratio of earnings to fixed charges has been restated to reflect the spin-off of Arch Chemicals, Inc.